SUBSCRIPTION AGREEMENT – UNSECURED CONVERTIBLE DEBENTURES DUE MARCH 31, 2023

TO: **POLY MET MINING, INC. (the "Issuer")**
AND TO: **POLYMET MINING CORP. (the "Parent")**

The undersigned (the "**Subscriber**") hereby irrevocably subscribes for and agrees to purchase unsecured convertible debentures (the "**Notes**") in the aggregate principal amount of up to US$40,000,000, to be issued in four tranches beginning on the date hereof with subsequent tranches occurring on or before May 15, 2022, September 15, 2022 and December 15, 2022 (the "**Issuance Dates**"), all of which shall expire on March 31, 2023, on the terms and subject to the conditions described in this Subscription Agreement:

REQUIRED DOCUMENTATION

1. Complete and sign this Subscription Agreement.
2. Send the completed and signed document to the Parent's Corporate Controller, Ryan Vogt, at rvogt@polymetmining.com and a wire transfer in the principal amount of US$26,000,000 (being the first tranche of the Note) to the account information provided by the Issuer.

EXECUTION BY SUBSCRIBER

EXECUTED by the Subscriber as of this _________ day of February, 2022.

NAME AND ADDRESS OF SUBSCRIBER:	**SIGNATURE OF SUBSCRIBER:**
Glencore AG Name of Subscriber **(please print)**	x ________ Signature of individual (if Subscriber is an individual)
Baarermattstrasse 3 Address of Subscriber (residence if an individual) (street)	x ________ Authorized signatory (if Subscriber is **not an** individual)
Baar Zug 6340 City Province Postal Code	Carlos Perezagua & Stephan Huber Name of Authorized signatory **(please print)**
info/ glencore.com Email	
+41 41 709 30 00 Fax	
+41 41 709 20 00 Phone	

ACCEPTANCE BY THE ISSUER AND THE PARENT

POLY MET MINING, INC.	**POLYMET MINING CORP.**
by: ________	by: ________
(Authorized Signatory)	(Authorized Signatory)

1. Acceptance and Delivery. This Subscription Agreement will be deemed to have been accepted upon execution by the Issuer and the Parent.

2. Closing. Subject to Section 3 with respect to each tranche of Notes after the date hereof, the Subscriber will take up, purchase and pay for the Notes upon acceptance of this offer by the Issuer and the Parent. The Issuer will issue and deliver the Notes to the Subscriber forthwith upon receipt of the purchase price by the Issuer for each of the Notes on the dates set forth on page 1 for each of the applicable tranches.

3. Determination of Amounts of Each Tranche; Conditions to Funding of Subsequent Tranches. The exact amount (if any) of each tranche of Notes will be determined jointly by the Issuer and the Subscriber at least 30 days prior to the applicable Issuance Date of any applicable Note. The funding by the Subscriber of each tranche of the Notes after the date hereof shall be conditional upon the fulfillment on or before the applicable Issuance Date of the following conditions to the satisfaction of the Subscriber: (a) on or before April 15, 2022, August 15, 2022 and November 15, 2022, each of the Issuer and the Parent will deliver to the Subscriber, for the Subscriber's review and approval, a detailed update of the actual and proposed capital expenditures and other expenses of the Issuer and the Parent for the current financial year of the Issuer, which will be in material compliance with the projections and planned expenditures set out in the NorthMet Project Budget (as defined in the Notes); and (b) the Issuer and the Parent shall have received notice in writing from the Subscriber that the Subscriber has approved the updated NorthMet Project Budget.

4. Subscriber's Representations and Warranties. In giving this Subscription, the Subscriber represents, warrants and acknowledgements to the Issuer and the Parent that:

(a) The Notes will be on substantially the terms set out in **Schedule A** hereto and will be convertible into common shares of the Parent (the "**Conversion Shares**") in accordance with the terms of the Notes;

(b) The Subscriber is resident in or otherwise subject to applicable securities laws of a jurisdiction **other than Canada and the United States;**

(c) The Subscriber confirms, represents and warrants that:

(1) the Subscriber is knowledgeable of, or has been independently advised as to, the applicable securities laws of the jurisdiction in which the Subscriber is resident (the "**International Jurisdiction**") and which would apply to the acquisition of the Notes; and

(2) the Subscriber is purchasing the Notes pursuant to exemptions from the prospectus or registration requirements or equivalent requirements under applicable securities laws or, if such is not applicable, the Subscriber is permitted to purchase the Notes under the applicable securities laws of the International Jurisdiction without the need to rely on any exemptions; and

(3) the applicable securities laws of the International Jurisdiction do not require the Issuer or the Parent to make any filings or seek any approvals of any kind whatsoever from any securities regulator of any kind whatsoever in the International Jurisdiction in connection with the issue and sale or resale of the Notes; and

(4) the purchase of the Notes by the Subscriber does not trigger (i) any obligation to prepare and file a prospectus or similar document, or other report with respect to such purchase in the International Jurisdiction; or (ii) any continuous disclosure reporting obligation of the Issuer or the Parent in the International Jurisdiction.

(d) the Subscriber is purchasing the Notes as principal for its own account, and not for the benefit of any other person, for investment only and not with the intention of selling or redistributing the Notes to others;

(e) the Subscriber is a resident of the jurisdiction of its address, as set out on the cover page hereof, and all acts, directly or indirectly, in connection with this Subscription have occurred only in that jurisdiction;

(f) unless the Subscriber has completed a Certification of U.S. Subscriber in a form acceptable to the Issuer:

(i) the Subscriber is not a "U.S. Person" (the definition of which includes, but is not limited to, an individual resident in the United States and an estate or trust of which any executor or administrator or trustee, respectively, is a U.S. Person and any partnership or corporation organized or incorporated under the laws of the United States);

(ii) the Subscriber was outside the United States at the time of execution and delivery of this Subscription Agreement;

(iii) no offers to sell the Notes were made by any person to the Subscriber while the Subscriber was in the United States;

(iv) the Notes were not being acquired, directly or indirectly, for the account or benefit of a U.S. Person or a person in the United States; and

(v) the Subscriber acknowledges that the Notes have not been registered under the United States Securities Act of 1933, as amended (the "**1933**

Act"), and may not be offered or sold in the United States, and the Subscriber undertakes and agrees that it will not offer or sell the Notes in the United States unless such Notes is registered under the 1933 Act and the securities laws of all applicable states of the United States or an exemption from such registration requirements is available. The Subscriber understands that the Issuer and the Parent have no obligation or present intention of filing a registration statement under the 1933 Act in respect of the Note or the Convertible Shares;

(g) the Subscriber understands that neither the Notes nor the Conversion Shares have been or will be registered or qualified under a prospectus and are being sold in reliance on the exemption from the requirement for the Issuer and the Parent to, among other things, prepare and file and deliver to the Subscriber a prospectus or other offering document and that, as a result: (i) no securities commission or similar regulatory authority has reviewed or passed on the merits of the Notes or the Conversion Shares; (ii) the Subscriber will not receive a prospectus and the Issuer and the Parent are not required to provide the Subscriber with the information that would otherwise be required to be provided to the Subscriber under the Securities Laws in a prospectus or other offering document; (iii) the Subscriber is not entitled to certain civil remedies that would otherwise be available under the Securities Laws were the Notes or Conversion Shares to be sold under a prospectus or other offering document (for example, a right of action against the Issuer or the Parent for a misrepresentation or withdrawal); and (iv) the Subscriber will not receive any other benefits associated with a purchase of securities distributed under a prospectus;

(h) the Subscriber has had the opportunity to ask and have answered any and all questions which the Subscriber wished with respect to the Subscription hereby made;

(i) the Subscriber is not purchasing the Notes as a result of any verbal or written representations as to fact or otherwise made by or on behalf of the Issuer or the Parent or any other person (other than, for the avoidance of doubt, as set out in the Note);

(j) the Subscriber acknowledges that the proceeds from the sale of the Notes will be used by the Issuer (i) to repay in full all of the outstanding principal and accrued and unpaid interest under the promissory note dated August 7, 2019 issued by the Company to Glencore AG in the original principal amount of US$15,000,000; and (B) for general working capital purposes of the Issuer;

(k) the Subscriber acknowledges that the purchase of the Notes involves risk, that there is no government guarantee or insurance covering the Notes and that the Subscriber may lose its entire investment;

(l) the Subscriber understands that there is no market for the Notes and that no market may ever develop, that the Notes and Conversion Shares are subject to resale restrictions under the Securities Laws and agrees that it is the Subscriber's responsibility to investigate and to comply with those resale restrictions;

(m) the Subscriber acknowledges that the purchase of the Notes has not been made through or as a result of any advertising; and

(n) the Subscriber acknowledges that the Notes may bear a notice or legend reciting the resale restrictions in order to comply with applicable Securities Laws.

5. Representations, Warranties and Covenants Survive. The representations and warranties set forth herein above are made by the Subscriber with the intent that they be relied upon by the Issuer and the Parent in determining, in part, the availability to the Issuer and the Parent of exemptions. The Subscriber agrees that such representations and warranties survive the acceptance of this Subscription by the Issuer and the Parent and the purchase and sale of the Notes and continue in full force and effect.

6. Consequences of Misrepresentation or Breach by Subscriber. The Subscriber agrees that in the event any of its representations or warranties herein or in any agreement or other document provided by it in connection with this Subscription is untrue in any material respect or the Subscriber breaches or fails to comply with any agreement made herein, that the Subscriber will indemnify the Issuer, the Parent and their respective directors, officers, agents and advisers from any loss, liability, claim, damage and expense whatsoever arising out of such misrepresentation or breach.

7. No Withdrawal. The Subscriber agrees that this offer and Subscription is given for valuable consideration and may not be withdrawn, cancelled, terminated or revoked by the Subscriber at any time.

8. Governing Law. This Subscription will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

9. Entire Agreement. This Subscription contains the entire agreement among the Issuer, the Parent and the Subscriber relating to the subject matter hereof, and there are no representations, covenants or other agreements relating to the subject matter hereof except as stated herein.

10. Assignment. Neither this Subscription nor any interest herein or any of the rights arising hereunder may be assigned or transferred by the Subscriber in any manner without the prior express written consent of the Issuer and the Parent.

11. Modification. Neither this Subscription nor any provision hereof may be modified, changed, discharged or terminated except in writing signed by the party(ies) against whom any waiver, change, discharge or termination is sought.

12. Enurement. This Subscription will enure to the benefit of and be binding upon the Issuer, the Parent and the Subscriber and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

13. Definitions and Interpretation.

In this Subscription, certain capitalized words have been used as defined below:

"Securities Laws" means, collectively, the applicable securities laws of the jurisdiction in which any of the Subscribers reside and the respective regulations and rules made and forms prescribed thereunder together with all applicable published policy statements and blanket orders and rulings of the securities commissions; and

"Subscription" means the offer made by the Subscriber to purchase, take up and pay for the Notes and the agreement made between the Issuer, the Parent and the Subscriber upon this Subscription being accepted by the Issuer and the Parent.

SCHEDULE A

[See attached]